Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	BioTelemetry, Inc.
Heather C. Getz
Investor Relations
800-908-7103
investorrelations@cardionet.com

BioTelemetry, Inc. Appoints Joseph A. Frick to its Board of Directors

Conshohocken, PA — (GLOBE NEWSWIRE) — October 17, 2013 — BioTelemetry, Inc. (NASDAQ:BEAT), the leading wireless medical technology company focused on the delivery of health information to improve quality of life and reduce cost of care, announced today the appointment of Joseph A. Frick to its Board of Directors.

Joseph Capper, President and Chief Executive Officer of BioTelemetry, Inc., commented: “We are pleased to announce the addition of Joseph Frick to the BioTelemetry Board of Directors.  Mr. Frick’s impressive leadership experience in the health insurance industry, where he served both as an executive and a Director, will be instrumental in helping to shape the Company’s strategic direction, especially in light of the rapidly changing healthcare environment.  We are extremely fortunate to be adding such a highly skilled professional like Joe to an already impressive team of accomplished independent Directors.  I look forward to working with him as we develop and grow the Company.”

Since May 2011, Mr. Frick has served as the Vice Chairman and Managing Partner of Diversified Search, a national executive search firm.  Prior to joining Diversified Search, Mr. Frick was the President and Chief Executive Officer of Independence Blue Cross, a health insurance company, where he continues to serve as a Vice Chair of the Board of Directors.  During his tenure at Independence Blue Cross, he also served on the Boards of Directors of the Blue Cross Blue Shield Association and America’s Health Insurance Plans.  Before joining Independence Blue Cross, he worked in various management positions within the publishing industry.  Mr. Frick is also currently a member of the Board of Triple-S Management Corporation, a managed care company.

Outside of Mr. Frick’s impressive career, he is also active in the community, having served on various Boards and holding several community appointments, including LaSalle University Board Member, CEO Roundtable on Cancer Member, Chair of Philadelphia Works, Inc., and Chairman of the 2010 United Way Southeastern PA Annual Regional Campaign.  In recognition for his involvement in the community, Mr. Frick was awarded the prestigious William Penn Award by the Greater Philadelphia Business community in 2011.  He also earned the Citizen of the Year Award from the American Red Cross Southeastern Pennsylvania Chapter, Hope Award from the Multiple Sclerosis Greater Delaware Valley Chapter and the Anti-Defamation League’s Americanism Award.

About BioTelemetry

BioTelemetry, Inc., formerly known as CardioNet, Inc., is the leading wireless medical technology company focused on the delivery of health information to improve quality of life and reduce cost of care.  The Company currently provides cardiac monitoring services, original equipment manufacturing with a primary focus on cardiac monitoring devices and centralized cardiac core laboratory services.  More information can be found at www.biotelinc.com.